UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): February 22, 2018

GULF ISLAND FABRICATION, INC.
(Exact name of registrant as specified in its charter)

Louisiana	001-34279	72-1147390
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
16225 Park Ten Place, Suite 280
Houston, Texas 77084
 (Address of principal executive offices)(Zip Code)
(713) 714-6100
(Registrant's telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)    Appointment of Chief Accounting Officer.

On February 22, 2017, the Board of Directors of Gulf Island Fabrication, Inc. (“Gulf Island”) appointed Robert A. Wallis, age 48, as its Chief Accounting Officer. Mr. Wallis is a Certified Public Accountant and has approximately 25 years of experience in financial reporting, audit and accounting. Mr. Wallis joined Gulf Island in July 2015 as its Corporate Controller. Prior to joining Gulf Island, Mr. Wallis served as Corporate Controller of AmReit, Inc., a real estate investment trust from 2011 to June 2015. From 2004 to 2011, Mr. Wallis held various accounting management positions including Director, SEC Reporting at Calpine Corporation, a wholesale electric generation company. Mr. Wallis has 11 years of public accounting experience with Harper & Pearson Company, P.C., from 1999 to 2004 and with KPMG, LLP, from 1993 to 1999. Mr. Wallis also served as a commissioned officer in the United Sates Army Individual Ready Reserve from 1991 to 1998 and as a platoon leader of a chemical company within the United States Army Reserve from 1998 to 2000. Mr. Wallis graduated from Texas A&M University in 1991 and 1993, with a B.B.A and Masters of Science in Accounting, respectively. Mr. Wallis was also a Distinguished Military Graduate from Texas A&M University in 1991.

There are no transactions reportable pursuant to Item 404(a) of Regulation S-K in connection with Mr. Wallis’ appointment as Chief Accounting Officer. Mr. Wallis’ base salary will be $178,000, and he will be eligible to participate in Gulf Island’s annual and long-term incentive compensation programs generally available to its senior executives beginning in 2018, as well as additional benefits generally available to all employees of Gulf Island.

(e)    Entry into Change of Control Agreements.

On February 22, 2018, the Board of Directors of Gulf Island approved Change of Control Agreements, effective March 1, 2018 (collectively, the “Agreements”), between Gulf Island and each of the following executive officers, Kirk J. Meche Todd F. Ladd and David S. Schorlemer (each individually, the “Executive” and collectively, the “Executives”). The Agreements are intended to replace previous Change of Control Agreements between Gulf Island and each of the Executives that will have expired by March 1, 2018 (collectively, the “Expired Agreements”) and are substantially similar to the Expired Agreements. The Agreements entitle the Executives to receive additional benefits in the event of a termination of employment under certain circumstances following a change of control of Gulf Island, as described below. Each Agreement provides that if, during a specified period of time following a change of control, Gulf Island or its successor terminates the Executive other than by reason of death, disability, retirement or cause (as defined in the Agreement), or the Executive voluntarily terminates his employment for good reason (as defined in the Agreement), the Executive will receive a lump-sum cash payment equal to the sum of his prorated bonus plus two times (in the case of Mr. Meche) or one and one half times (in the case of Messrs. Ladd and Schorlemer) the sum of (a) the Executive’s base salary in effect at the time of termination and (b) the highest annual bonus awarded to the Executive during the three fiscal years immediately preceding the termination date. The specified period of time following a change of control is 24 months for Mr. Meche and 18 months for Messrs. Ladd and Schorlemer. Gulf Island shall continue to provide to each Executive insurance and welfare benefits until the earlier of (a) December 31 of the first calendar year following the calendar year of the termination or (b) the date that Executive accepts new employment. If any part of the payments or benefits received by the Executive in connection with a termination following a change of control constitutes an excess parachute payment under Section 4999 of the Internal Revenue Code, the Executive will receive the greater of (1) the amount of such payments and benefits reduced so that none of the amount constitutes an excess parachute payment, net of income taxes, or (2) the amount of such payments and benefits, net of income taxes and net of excise taxes under Section 4999 of the Internal Revenue Code. Copies of the Agreements are attached hereto as Exhibits 10.1, 10.2 and 10.3, and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit Number	Description
10.1	Change of Control Agreement between Gulf Island Fabrication, Inc. and Kirk J. Meche
10.2	Change of Control Agreement between Gulf Island Fabrication, Inc. and David S. Schorlemer
10.3	Change of Control Agreement between Gulf Island Fabrication, Inc. and Todd F. Ladd

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GULF ISLAND FABRICATION, INC.

		By:	/s/ Kirk J. Meche
Kirk J. Meche
President and Chief Executive Officer

Dated:	February 26, 2018